EXHIBIT 4.1



 THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF THIS NOTE UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED.

 THIS NOTE SUBJECT TO CERTAIN RESTRICTIONS ON TRANSFER CONTAINED IN THE PURCHASE AGREEMENT (AS DEFINED BELOW). A COPY OF SUCH PURCHASE AGREEMENT AND ALL APPLICABLE AMENDMENTS THERETO WILL BE FURNISHED BY THE COMPANY TO THE HOLDER HEREOF WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

 THIS NOTE AND THE INDEBTEDNESS OF THE COMPANY EVIDENCED HEREBY ARE SUBORDINATE TO THE PAYMENT OF CERTAIN OTHER INDEBTEDNESS OF THE COMPANY, AS MORE PARTICULARLY DESCRIBED HEREIN.


                        CARRINGTON LABORATORIES, INC.

                      6.0% SUBORDINATED PROMISSORY NOTE

 U.S. $[___________]                                     IRVING, TEXAS
                                                         NO.: PN-2005-
                                                         November 18, 2005

      FOR VALUE RECEIVED, the undersigned, Carrington Laboratories, Inc., a Texas corporation (the "Company"), hereby promises to pay to the order of [_______________] or any future holder of this subordinated promissory note (the "Payee"), at the address of the Payee set forth herein, or at such other place as the Payee may designate in writing to the Company, the principal sum of up to [____________] Dollars (U.S. $[____________]), or
 such other amount as may be outstanding hereunder, together with all accrued but unpaid interest, in such coin or currency of the United States of America as at the time shall be legal tender for the payment of public and private debts and in immediately available funds, as provided herein.

      This 6.0% Subordinated Promissory Note (this "Note") is one of a series of 6.0% Subordinated Promissory Notes issued by the Company in the aggregate amount of $5,000,000 pursuant to the terms and provisions of that certain Promissory Note and Warrant Purchase Agreement dated as of the date hereof (the "Purchase Agreement") among the Company, the Payee, and the other purchasers party thereto.

      1. Principal And Interest Payments.

           (a) The Company shall repay in full the entire principal balance then outstanding under this Note on the first to occur (the "Maturity Date") of: (i) the Payment Date, or (ii) the acceleration of the unpaid principal balance of this Note pursuant to the provisions hereof. As used herein, (a) "Payment Date" means the first to occur of: (i) November 18, 2009, or (ii) the tenth Business Day (defined below) after the full exercise by Payee of its Series A Warrant (as defined in the Purchase Agreement) issued to Payee on the date hereof; and (b) "Business Day" means any day except Saturday, Sunday and any day which shall be a federal legal holiday or a day on which banking institutions in the State of Texas are authorized or required by law or other governmental action to close

           (b) Interest on the outstanding principal balance of this Note shall accrue at a rate of six percent (6%) per annum, compounded quarterly. Interest on the outstanding principal balance of this Note shall be computed on the basis of the actual number of days elapsed (including the first day, but excluding the last) and a year of three hundred sixty (360) days and shall be payable quarterly within ten (10) calendar days from the end of each calendar quarter.

           (c) At the Company's sole option, the Company may prepay, in whole or in part, the outstanding principal balance of this Note, plus all accrued and unpaid interest on the amount so prepaid, at any time and from time to time, in each case without premium or penalty.

      2. Non-Business Days. Whenever any payment to be made under this Note shall be due on a day that is not a Business Day, such payment shall be due on the next succeeding Business Day and such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

      3. Events Of Default. The occurrence of any of the following events shall be an "Event of Default" under this Note:

           (a) the Company fails to pay any principal or interest under this Note when due and payable and such failure is not remedied within ten (10) Business Days thereafter; or

           (b) the Company (i) fails to duly pay any indebtedness in excess of $2,000,000 constituting principal or interest owed by it with respect to borrowed money or money otherwise owed under any note, bond, or similar instrument, or (ii) otherwise breaches or defaults in the performance of any agreement or instrument by which any such indebtedness is issued, evidenced, governed, or secured, and, in each case, (1) any such failure, breach or default results in the acceleration of such indebtedness, and (2) such indebtedness has not been discharged in full or such acceleration has not been stayed, rescinded or annulled within five (5) Business Days of such acceleration; or

           (c) the Company shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of itself or of all or a substantial part of its property or assets, (ii) make a general assignment for the benefit of its creditors,
 (iii) commence a voluntary case under the United States Bankruptcy Code
 (the "Bankruptcy Code") or under the comparable laws of any jurisdiction (foreign or domestic), (iv) file a petition seeking to take advantage of any bankruptcy, insolvency, moratorium, reorganization or other similar law affecting the enforcement of creditors' rights generally, (v) acquiesce in writing to any petition filed against it in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic), or (vi) take any action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing; or

           (d) a proceeding or case shall be commenced in respect of the Company or any of its subsidiaries without its application or consent, in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, moratorium, dissolution, winding up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets or (iii) similar relief in respect of it under any law providing for the relief of debtors, and such proceeding or case described in clause
 (i), (ii) or (iii) shall continue undismissed, or unstayed and in effect, for a period of sixty (60) consecutive days or any order for relief shall be entered in an involuntary case under the Bankruptcy Code or under the comparable laws of any jurisdiction (foreign or domestic) against the Company or any of its subsidiaries or action under the laws of any jurisdiction (foreign or domestic) analogous to any of the foregoing shall be taken with respect to the Company or any of its subsidiaries and shall continue undismissed, or unstayed and in effect for a period of sixty (60) consecutive days; or

           (e) the suspension from listing or the failure of the Company's common stock, $0.01 par value per share, to be listed on any of the OTC Bulletin Board, American Stock Exchange, Nasdaq National Market or Nasdaq SmallCap Market for a period of five (5) consecutive trading days.

      4. Remedies Upon An Event Of Default. If an Event of Default shall have occurred and shall be continuing, the Payee of this Note may at any time at its option, declare the entire unpaid principal balance of this Note, together with all interest accrued hereon, due and payable, and thereupon, the same shall be accelerated and so due and payable. This remedy shall not be exclusive of any other remedy referred to herein or now or hereafter available at law, in equity, by statute or otherwise.

      5. Replacement. Upon receipt of a duly executed, notarized and unsecured written statement from the Payee with respect to the loss, theft or destruction of this Note (or any replacement hereof) and upon receipt of a written agreement of indemnification reasonably acceptable to the Company signed by the Payee (or holder at the time thereof) or, in the case of a mutilation of this Note, upon surrender and cancellation of such Note, the Company shall issue a new Note, of like tenor and amount, in lieu of such lost, stolen, destroyed or mutilated Note.

      6. Parties In Interest, Transferability. This Note shall be binding upon the Company and its successors and permitted assigns and the terms hereof shall inure to the benefit of the Payee and its successors and assigns. This Note may be transferred or sold, subject to the provisions of
 Section 14 of this Note or as otherwise provided in the Purchase Agreement, or pledged, hypothecated or otherwise granted as security by the Payee.

      7. Amendments. This Note may not be modified or amended in any manner except in writing executed by the Company and the Payee.

      8. Notices. Any notice, demand, request, waiver or other communication required or permitted to be given hereunder shall be in writing and shall be effective (a) upon hand delivery by telecopy or facsimile at the address or number designated below (if delivered on a Business Day during normal business hours where such notice is to be received), or the first Business Day following such delivery (if delivered other than on a Business Day during normal business hours where such notice is to be received) or (b) on the second Business Day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur. The Company will give written notice to the Payee at least twenty (20) days prior to the date on which dissolution, liquidation or winding-up will take place and in no event shall such notice be provided to the Payee prior to such information being made known to the public. Notices to the Payee shall be made to the address set forth in the Purchase Agreement. Notices to the Company shall be made to the following:

 Address of the Company:  Carrington Laboratories, Inc.
                          2001 Walnut Hill Lane
                          Irving, Texas 75038
                          Attention: Chief Financial Officer
                          Tel. No.: (972) 518-1300
                          Fax No.: (972) 518-1020

         with a copy to:  Patterson Belknap Webb & Tyler LLP
                          1133 Avenue of the Americas
                          New York, New York 10036
                          Attention:  Peter J. Schaeffer
                          Tel. No.: (212) 336-2313
                          Fax No.: (212) 336-2222

      9. Governing Law. This Note shall be governed by and construed in accordance with the internal laws of the State of Texas, without giving effect to the choice of law provisions. This Note shall not be interpreted or construed with any presumption against the party causing this Note to be drafted.

      10. Headings. Article and section headings in this Note are included herein for purposes of convenience of reference only and shall not constitute a part of this Note for any other purpose.

      11. Remedies & Characterizations. The remedies provided in this Note shall be cumulative and in addition to all other remedies available under this Note, at law or in equity (including, without limitation, a decree of specific performance and/or other injunctive relief), no remedy contained herein shall be deemed a waiver of compliance with the provisions giving rise to such remedy and nothing herein shall limit a Payee's right to pursue actual damages for any failure by the Company to comply with the terms of this Note.

      12. Failure or Indulgence Not Waiver. No failure or delay on the part of the Payee in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.

      13. Enforcement Expenses. The Company agrees to pay all reasonable costs and expenses of enforcement of this Note, including, without limitation, reasonable attorneys' fees and expenses.

      14. Compliance With Securities Laws. The Payee of this Note acknowledges that this Note is being acquired solely for the Payee's own account and not as a nominee for any other party, and for investment, and that the Payee shall not offer, sell or otherwise dispose of this Note other than in compliance with the laws of the United States of America and the rules of the Securities and Exchange Commission. This Note and any Note issued in substitution or replacement therefore shall be stamped or imprinted with a legend in substantially the following form:

                "THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAW AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT AND UNDER APPLICABLE STATE SECURITIES LAWS OR THE COMPANY SHALL HAVE RECEIVED AN OPINION OF COUNSEL THAT REGISTRATION OF THIS NOTE UNDER THE SECURITIES ACT AND UNDER THE PROVISIONS OF APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED."

      15. Severability. The provisions of this Note are severable, and if any provision shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall not in any manner affect such provision in any other jurisdiction or any other provision of this Note in any jurisdiction.

      16. Consent To Jurisdiction. Each of the Company and the Payee, by its acceptance hereof, (i) hereby irrevocably submits to the jurisdiction of the United States District Court sitting in the Northern District of Texas and the courts of the State of Texas located in Dallas county for the purposes of any suit, action or proceeding arising out of or relating to this Note and (ii) hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Each of the Company and the Payee consents to process being served in any such suit, action or proceeding by mailing a copy thereof to such party at the address set forth in Section 8 hereof and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing in this Section 16 shall affect or limit any right to serve process in any other manner permitted by law.

      17. Waivers.

           (a) Except as otherwise specifically provided herein, the Company hereby expressly, irrevocably and unconditionally waives presentment, demand, notice of nonpayment, protest and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note.

           (b) EACH OF THE COMPANY AND THE PAYEE, BY ITS ACCEPTANCE HEREOF, HEREBY ACKNOWLEDGES THAT THE TRANSACTION OF WHICH THIS NOTE IS A PART IS A "QUALIFIED COMMERCIAL LOAN", AS DEFINED IN CHAPTER 306 OF THE TEXAS FINANCE CODE, AS AMENDED (THE "TEXAS FINANCE CODE").


      18. Limitation on Interest. The Company and Payee, by its acceptance hereof, intend to contract in strict compliance with applicable usury law from time to time in effect. In furtherance thereof such persons stipulate and agree that none of the terms and provisions contained in this Note, the Purchase Agreement, or any other documents or agreements executed in connection with the transactions contemplated hereunder or thereunder (collectively, the "Transaction Documents") shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. Neither the Company nor any present or future guarantors, endorsers, or other persons hereafter becoming liable for payment of any obligation under any Transaction Document shall ever be liable for unearned interest thereon or shall ever be required to pay interest thereon in excess of the maximum amount that may be lawfully contracted for, charged, or received under applicable law from time to time in effect, and the provisions of this section shall control over all other provisions of the Transaction Documents that may be in conflict or apparent conflict herewith. Payee expressly disavows any intention to contract for, charge, or collect excessive unearned interest or finance charges in the event the maturity of any obligation under any Transaction Document is accelerated. If (a) the maturity of any obligation under any Transaction Document is accelerated for any reason, (b) any such obligation is prepaid and as a result any amounts held to constitute interest are determined to be in excess of the legal maximum, or (c) Payee or any other holder of any or all of such obligations shall otherwise collect moneys that are determined to constitute interest that would otherwise increase the interest on any or all of such obligation to an amount in excess of that permitted to be charged by applicable law then in effect, then all sums determined to constitute interest in excess of such legal limit shall, without penalty, be promptly applied to reduce the then outstanding principal of the related obligation or, at Payee's or such holder's option, promptly returned to the Company or the other payor thereof upon such determination. In determining whether or not the interest paid or payable, under any specific circumstance, exceeds the maximum amount permitted under applicable law, Payee and the Company (and any other payors thereof) shall to the greatest extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee or premium rather than as interest, (ii) exclude voluntary prepayments and the effects thereof, and (iii) amortize, prorate, allocate, and spread the total amount of interest throughout the entire contemplated term of the instruments evidencing the applicable obligation in accordance with the amounts outstanding from time to time thereunder and the maximum legal rate of interest from time to time in effect under applicable law in order to lawfully contract for, charge, or receive the maximum amount of interest permitted under applicable law. In the event applicable law provides for an interest ceiling under Chapter 303 of the Texas Finance Code, for that day, the ceiling shall be the "weekly ceiling" as defined in the Texas Finance Code, provided that if any applicable law permits greater interest, the law permitting the greatest interest shall apply. As used in this section the term "applicable law" means the laws of the State of Texas or the laws of the United States of America, whichever laws allow the greater interest, as such laws now exist or may be changed or amended or come into effect in the future.

      19. Acknowledgment of Security Interest and Subordination. To the extent and in the manner provided herein, the Company covenants and agrees, and the Payee by accepting this Note agrees, as follows:

           (a) This Note and the payment and enforcement hereof are expressly and in all respects, subordinate and junior and inferior to the Senior Indebtedness and the payment and enforcement thereof. As used herein, "Senior Indebtedness" of the Company means all liabilities, indebtedness and other obligations of the Company arising under the Comerica Credit Documents, the Bancredito Indebtedness and any other indebtedness that, by its terms, is senior in rights of payment to this Note, whether now existing or hereafter arising, including without limitation any renewals, modifications or increases thereof; and "Comerica Credit Documents" means the Credit Agreement between Company and Comerica Bank, dated September 1, 2002, as amended from time to time (the "Comerica Credit Agreement"), and all other agreements from time to time executed by Company and evidencing or securing any liabilities or other obligations of Company to Comerica Bank, whether relating to the Comerica Credit Agreement, or otherwise during the term of the that Subordination Agreement between Comerica Bank and the Payee; and "Bancredito Indebtedness" means the Bancredito Note dated
 March 2003 and the Bancredito Note dated September 2004 (collectively, the "Bancredito Notes" and, together with the Conmerica Credit Documents, the "Credit Documents").

           (b) Upon any payment or distribution of the assets of the Company upon a total or partial liquidation, dissolution or winding up of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property (each such event, if any, herein sometimes referred to as a "Proceeding"):

                (i) holders of Senior Indebtedness of the Company shall be entitled to receive payment in full in cash of such Senior Indebtedness before the Payee is entitled to receive any payment of principal of, or premium, if any, or interest on this Note; and

                (ii) until the Senior Indebtedness of the Company (and all debt securities issued in replacement of or exchange for such Senior Indebtedness) is paid in full in cash, any distribution made by or on behalf of the Company to which the Payee would be entitled but for this paragraph shall be made to holders of Senior Indebtedness of the Company as their interests may appear.

      For purposes of this paragraph "paid in full" or "payment in full", as used with respect to Senior Indebtedness of the Company, means the receipt of cash in payment of the principal amount of such Senior Indebtedness and premium, if any, on and interest thereon (including any interest thereon accruing after the commencement of any Proceeding) to the date of such payment.

           (c) Notwithstanding anything to the contrary in this Note, prior to the Subordination Termination Date, the Payee shall not accept, receive or collect (by set-off or other manner) any payment or distribution on account of, or ask for, demand or accelerate, directly or indirectly, this Note, and the Company shall not make any such payment; except that so long as (i) no "Default" or "Event of Default" (as such terms are defined in any of the Credit Documents) has occurred and is continuing under such Credit Documents, and (ii) no such Default or Event of Default will occur as a result of such payment, the Company may make, in accordance with the terms of this Note, and the Payee shall be entitled to accept, scheduled payments of principal and interest to the Payee. As used herein, "Subordination Termination Date" means the date after the date hereof on which all Senior Indebtedness has been paid in cash and satisfied in full and the lenders under the Credit Documents have no outstanding commitment (whether or not conditioned on the satisfaction of any condition precedent) to lend money or otherwise extend credit to the Company under the Credit Documents.

           (d) If a payment or distribution is made to the Payee that because of this paragraph should not have been made to the Payee, the Payee shall hold it in trust for holders of Senior Indebtedness of the Company and pay it over to them as their interests may appear. As intended beneficiaries of the subordination provisions of this Note, any holder of any Senior Indebtedness can enforce such provisions directly, in its own name, against Payee.

           (e) Prior to the Subordination Termination Date, the Payee shall not accelerate or collect or attempt to collect any part of this Note - whether through the commencement or joinder of an action or proceeding (judicial or otherwise) or a Proceeding, the enforcement of any rights against any property of the Company (including any such enforcement by foreclosure, repossession or sequestration proceedings), or otherwise - without the prior written consent of the holders of the Senior Indebtedness.

           (f) No payment or distribution to the holders of Senior Indebtedness pursuant to the provisions of this Note shall entitle the Payee to exercise any rights of subrogation in respect thereof prior to the Subordination Termination Date, and until such time the Payee shall not have any right of subrogation to such holders of Senior Indebtedness on account of this Note. After the Subordination Termination Date, and provided that no payments received by the holders of Senior Indebtedness are voidable or must otherwise be returned, the Payee shall be subrogated to the rights of such holders of Senior Indebtedness to receive distributions applicable to Senior Indebtedness to the extent that distributions otherwise payable to the Payee have been applied to the payment of the Senior Indebtedness.

           (g) In the event of any conflict between the terms of this Note and any written subordination agreement between Payee and a holder of any Senior Indebtedness, the terms of such written subordination agreement will control.

 THIS NOTE, THE PURCHASE AGREEMENT, AND THE OTHER TRANSACTION DOCUMENTS (AS DEFINED IN THE PURCHAE AGREEMENT) REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

      IN WITNESS WHEREOF, the Company has executed and delivered this Promissory Note as of the date first written above.

                                    CARRINGTON LABORATORIES, INC.


                                    By:
                                           ----------------------
                                    Name:
                                           ----------------------
                                    Title:
                                           ----------------------